Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER AND FULL YEAR ENDED DECEMBER 31, 2015

– 2015 production averaged 12,427 Boe per day –

– 2015 LOE of $17.50 per Boe, down 28% compared to 2014 –

– 2015 cash-based G&A of $4.36 per Boe, down 17% compared to 2014–

– With improved liquidity, Resolute restarted horizontal drilling in the Delaware Basin –

Denver, Colorado – March 7, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and full year ended December 31, 2015.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “2015 was a year of significant accomplishments at Resolute.  Against a backdrop of volatile and declining commodity prices and an intentionally limited capital spending plan Resolute met or exceeded all of its operational and financial goals and accomplished all of its strategic initiatives.

“First, from the operational perspective, production in 2015 was 12,427 barrels of oil equivalent (“Boe”) per day, approximately the mid-point of guidance that the Company announced on February 11, 2015.  We achieved this level of production even after the impact of three significant asset sales over the course of the year.  We estimate that had we not sold these properties production would have exceeded the high end of our guidance range of 13,000 Boe per day.  The combination of these strong production results and our robust hedge book helped to offset the negative impact of significantly declining commodity prices.  Our revenue for 2015, after adjustment for realized derivative gains, was $247.7 million, down only 24 percent from 2014, versus a 52 percent decline in volume-weighted commodity prices.

“Adjusted EBITDA (a non-GAAP measure) for 2015 came in at $128 million, down 15 percent from 2014, again despite a more than 52 percent decline in volume weighted commodity prices for the year.  Resolute also generated free cash flow after internally funding all of our capital requirements and financial obligations.

“We challenged our teams to significantly lower operating costs in 2015 and they succeeded.  The mid-point of our 2015 guidance anticipated a 15 percent reduction in per-unit operating costs compared to 2014.  Not only did we achieve this goal, but we surpassed it significantly.  2015 lease operating expense (“LOE”) was $79 million, or $17.35 per Boe, which was 15 percent lower than the mid-point of guidance and a full 28 percent below 2014 levels.  These outstanding results are a direct reflection on the quality of the operating teams we have in each of our core areas.

“The significant accomplishments for 2015 were not limited to field operations.  At the administrative level we were able to reduce expenses by $5 million compared to 2014 while retaining the talented team we have built over many years.  General and administrative expenses for full year 2015 were $20 million compared to $25 million in 2014.  This cost reduction was accomplished through salary reductions among our management team, reduced short- and long-term incentive payments and a disciplined focus on eliminating inefficiencies throughout the organization.  Our people also worked together to take on additional responsibilities as the attrition which is typical in times such as these reduced our overall employee headcount by fifteen percent.  Achieving efficiencies was a total team effort, and it shows in our operating and financial results.

“Along with reducing costs throughout the business and maximizing the efficiency of our limited capital program, we also committed to significantly reduce our debt and enhance our liquidity so that we could be better positioned to manage through a protracted downturn in commodity prices.  Over the course of the year we completed three significant asset sales, raising total proceeds of $275 million.  With these proceeds we took our outstanding bank debt to zero and paid down $70 million of our approximately $200 million second lien term loan balance.  We entered 2016 with an undrawn borrowing base of $145 million under our revolving credit facility and $9 million of cash on hand.  We anticipate that our borrowing base will decline once our banks complete their spring redetermination, but we remain comfortable with our liquidity and our ability to execute our capital plan in 2016.  We have a significant amount of production hedged in 2016, with 6,538 barrels of oil per day hedged at a weighted average price $80.27 per barrel and 3,700 million Btu of gas per day hedged at a weighted average price of $2.42 per million Btu.  Covering production in 2017, we have hedged 2,033 barrels of oil per day at a weighted average price of $47.12 per barrel and 3,650 million Btu of gas per day at a weighted average price of $2.56 per million Btu.

“Following on the many objectives achieved in 2015 we continue to focus on other strategic initiatives intended to further strengthen our balance sheet.  We have a process underway to monetize certain midstream assets in Reeves County, Texas.  A successful conclusion to this process would reduce our exposure to planned infrastructure capital spending, and has the potential to provide funding to offset some of the capital currently planned for our 2016 drilling and completion activity.  We are also evaluating potential restructuring of our existing debt facilities and potential smaller non-core asset sales.  We will keep you informed about these items in due course.

“While our industry continues to be under significant stress and many challenges lie in front of us, we believe Resolute’s intense focus and success in optimizing our operations has positioned the Company to prosper when the inevitable upturn in the commodity price cycle occurs.  In the meantime, we will continue to work to control costs, maximize the efficiency of every capital dollar spent and preserve our liquidity.”

Operations Update

Total capital spending for 2015 was $53.9 million, a reduction of 66 percent from 2014.  The Permian Basin accounted for 40 percent of our capital spending while Aneth Field accounted for

29 percent of total spending.  The balance was spent on land-related costs and other capitalized expenses.

Production in the Permian Basin increased five percent in 2015 even after two significant asset sales is this area during the year.  This production achievement was a result of the diligence of our operations group in reducing well down time and the associated lost production, as well as the strong results from wells brought on line in our Delaware Basin Wolfcamp play, which was the focus of our Permian Basin capital spending.  Three horizontal Wolfcamp wells were completed during the first quarter of 2015, following which we ceased drilling activity.  In November 2015 we resumed development activity in Reeves County with a four well drilling program.  The first two wells in this program each set records for the Company in terms of drilling and completion performance and total completed well costs.  The Jolly 1201BH well, a 7,500 foot lateral in the Wolfcamp A zone, was drilled in nineteen days from spud to total depth, at the time a record for Resolute.  This well was completed in February 2016 and has established a peak 24-hour rate of 1,679 Boe per day, a record 24 hour rate for a Resolute operated well. The next well, the Flying Dog 1401BH, also a 7,500 foot Wolfcamp A lateral, was drilled to total depth in 16 days, eclipsing the record set by the Jolly well.  The Flying Dog 1401BH was completed on February 17, 2016, and is currently flowing back.  The average completed cost for these two wells was approximately $7.9 million, materially lower than AFE.  After drilling the two 7,500 foot laterals in our Mustang project area, the rig moved to our Appaloosa project area where the first of two 10,000 foot horizontal wells has been drilled.  The second 10,000 foot horizontal well is drilling.  As announced on February 26, 2016, we have expanded this initial four well program to nine total wells to be completed in 2016.  We currently expect that the remaining five wells will be 10,000 foot Wolfcamp laterals in our Appaloosa project area.

Aneth Field capital spending in 2015 was minimal and focused on CO2 purchases, field maintenance and electrical infrastructure improvements.  Despite a constrained capital budget, 2015 production from Aneth Field was essentially flat from 2014 as our operating team minimized production lost due to well failures and maximized production derived from the capital that was available to invest.  As we move through 2016 the focus in Aneth Field will remain on cost control and production maximization in a capital constrained environment.  CO2 purchases will be reduced in 2016 to conserve capital and CO2 will be directed to areas of the field where it will be utilized most efficiently.

Fourth Quarter and Annual Comparative Results

Resolute recorded a net loss of $92.2 million, or $1.23 per share, on revenue, exclusive of commodity derivative settlements, of $28.5 million during the three months ended December 31, 2015.  The loss included a non-cash impairment charge of $77.0 million.  This compares to net loss of $17.1 million, or $0.23 per share, on revenue, exclusive of commodity derivative settlements, of $65.9 million during the three months ended December 31, 2014. The 2014 net loss included an impairment charge of $120.0 million.

During 2015, Resolute recorded a net loss of $742.3 million or $9.91 per share, on revenue of $154.6 million, exclusive of commodity derivative settlements. The loss included a non-cash impairment charge of $705.0 million. This compares to a net loss of $21.9 million, or $0.30 per share, on revenue, exclusive of commodity derivative settlements, of $118.1 million, during the year ended December 31, 2014.  The 2014 net loss included an impairment charge of $120.0 million.

Fourth Quarter and Annual 2015 Results Compared to

Fourth Quarter and Annual 2014 Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	($ thousands, except per-Boe amounts)		($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	573	588	2,292	2,295
Permian	365	464	1,782	1,699
Wyoming	8	175	462	646
North Dakota[1]	—	—	—	5
Total production	946	1,227	4,536	4,645

Daily rate (Boe)	10,278	13,341	12,427	12,727

Revenue per Boe (excluding commodity derivative settlements)	$30.14	$53.72	$34.09	$70.90
Revenue per Boe (including commodity derivative settlements)	$58.25	$63.56	$54.63	$69.83

Revenue	$28,498	$65,933	$154,644	$329,371
Commodity derivative settlements	26,585	12,074	93,150	(4,987)
Revenue, including derivative settlements	55,083	78,007	247,794	324,384

Operating expenses:
Lease operating expense	$19,152	$26,148	$79,393	$112,683
Production and ad valorem taxes	2,268	6,512	19,985	37,216
Depletion, depreciation, amortization and asset retirement obligation accretion	13,924	35,642	94,338	132,154
Impairment of proved oil and gas properties	77,000	120,000	705,000	120,000
General and administrative expense	9,277	11,029	31,447	39,992
Restricted cash awards	483	—	1,184	—

Net loss	$(92,180)	$(17,148)	$(742,279)	$(21,850)

Adjusted EBITDA	$27,313	$38,820	$128,092	$150,855

1 North Dakota properties were disposed of in March 2014.

Adjusted EBITDA (a non-GAAP measure): During the fourth quarter of 2015, Resolute generated $27.3 million of Adjusted EBITDA, or $28.88 per Boe, a thirty percent decrease from the prior year period during which Resolute generated $38.8 million of Adjusted EBITDA, or $31.63 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased commodity pricing ($30.14 per Boe in 2015 compared to $53.72 per Boe in 2014) offset by commodity derivative settlement gains and cost reductions.

During 2015, Resolute generated $128.1 million of Adjusted EBITDA, or $28.24 per Boe, a fifteen percent decrease from the prior year period during which Resolute generated $150.9 million of Adjusted EBITDA, or $32.47 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased commodity pricing ($34.09 per Boe in 2015 compared to $70.90 per Boe in 2014) offset by commodity derivative settlement gains and cost reductions.

Production:  Production for the quarter ended December 31, 2015, decreased 23 percent to 946 MBoe, or 10,278 Boe per day, as compared to 1,227 MBoe, or 13,341 Boe per day, during the fourth quarter of 2014.  Production for 2015 decreased two percent to 4,536 MBoe, or 12,427 Boe per day, as compared to 4,645 MBoe, or 12,727 Boe per day, for 2014.

Fourth quarter 2015 production from the Company’s Aneth Field properties decreased three percent to 6,229 Boe per day as compared to the 6,395 Boe per day produced in the fourth quarter of 2014, and increased one percent from the 6,191 Boe per day produced during the third quarter of 2015.  During the year ended December 31, 2015, production remained relatively unchanged from the prior year period.

For the fourth quarter of 2015, production from the Company’s Permian Basin properties decreased to 3,961 Boe per day, as compared to the 5,039 Boe per day produced in the fourth quarter of 2014, and decreased fifteen percent from the 4,644 Boe per day produced during the third quarter of 2015.  These decreases were attributable to property sales and natural production declines and reflected reduced drilling activity in 2015. During 2015 production increased five percent to 4,883 Boe per day from the 4,656 Boe per day during 2014.

Revenue:  During the fourth quarter of 2015 Resolute realized a 29 percent decrease in adjusted revenue (revenue including commodity derivative settlements) as compared to the prior year quarter due to decreased commodity prices offset by derivative settlement gains.  Total adjusted revenue for the quarter was $55.1 million, including the effect of commodity derivative settlement gains of $26.6 million.  During the fourth quarter of 2014, Resolute had total adjusted revenue of $78.0 million, including commodity derivative settlement gains of $12.1 million.

During 2015, Resolute realized a 24 percent decrease in adjusted revenue as compared to 2014, due to decreased commodity prices partially offset by derivative settlement gains and increased production. Total adjusted revenue for 2015 was $247.8 million, including realized commodity derivative settlement gains of $93.1 million. During 2014 Resolute had total adjusted revenue of $324.4 million, including commodity derivative settlement losses of $5.0 million.

Operating Expenses:  For the fourth quarter of 2015, total LOE decreased 27 percent to $19.2 million, or $20.25 per Boe, as compared to fourth quarter 2014 LOE of $26.1 million, or $21.30 per Boe.  Excluding share-based compensation, total LOE per Boe decreased five percent to $20.08 per Boe, as compared to fourth quarter 2014 LOE per Boe of $21.13 per Boe.  The decrease was mainly attributable to operational efficiencies and targeted cost reductions.  Sequentially, total LOE decreased six percent from $20.5 million, or $17.89 per Boe.  Total production taxes decreased by $4.2 million, or 65 percent, to $2.3 million (eight percent of revenue) from $6.5 million in 2014 (ten percent of revenue). Production taxes also decreased on a Boe basis to $2.40 per Boe in 2015 from $5.31 per Boe in 2014 due to decreased revenue from oil and gas activities, which resulted from lower product prices.

For 2015, total LOE decreased thirty percent to $79.4 million, or $17.50 per Boe, from 2014 LOE of $112.7 million, or $24.26 per Boe. Excluding share-based compensation, total LOE per Boe decreased 28 percent to $17.35 per Boe, as compared to 2014 LOE per Boe of $24.08 per Boe. Total production taxes decreased by $17.2 million, or 46 percent, to $20.0 million (thirteen percent of revenue) as compared to $37.2 million (eleven percent of revenue), and decreased on a Boe basis to $4.41 per Boe in 2015 from $8.01 per Boe in 2014.

For the fourth quarter of 2015, depletion, depreciation, amortization and accretion (“DD&A”) expenses decreased 61 percent to $13.9 million as compared to the fourth quarter of 2014 DD&A expenses of $35.6 million.  DD&A expenses also decreased on a Boe basis to $14.73 per Boe in 2015 from $29.04 per Boe in 2014 due to a decrease in the 2015 amortization base resulting from the $748 million in ceiling test impairments recorded during the period from October 1, 2014, through September 30, 2015, and a reduction in future development costs as a result of lower commodity prices.

For 2015, DD&A expenses decreased 29 percent to $94.3 million as compared to 2014 expenses of $132.2 million. DD&A expenses also decreased on a Boe basis to $20.80 per Boe in 2015 from $28.45 per Boe in 2014.  The reason for the decrease was substantially the same as that discussed for the quarterly decrease.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  We recorded a $77 million and $705 million non-cash impairment of the carrying value of our proved oil and gas properties during the three months and year ended December 31, 2015, respectively, as a result of the ceiling test limitation.  This compares to the $120 million non-cash impairment we recorded for the three months and year ended December 31, 2014. The increase in the 2015 impairments resulted primarily from lower realized oil prices.

General and Administrative Expense:  Resolute incurred cash-based general and administrative (“G&A”) expense for the fourth quarter of 2015 of $6.0 million or $6.39 per Boe in 2015, compared to $6.8 million, or $5.50 per Boe in the comparable 2014 period.  Share-based compensation expense, a non-cash item, represented $3.2 million for the fourth quarter of 2015 and $4.2 million for the fourth quarter of 2014.  Including non-cash expenses, Resolute incurred G&A expense for the fourth quarter of 2015 of $9.3 million as compared to G&A expense of $11.0 million during the comparable period in 2014.  The decrease is mostly attributable to targeted cost reductions associated with salaries, wages and burdens.

Cash-based G&A expense for 2015 was $19.8 million or $4.36 per Boe, compared to $24.5 million, or $5.27 per Boe in the comparable 2014 period. Share-based compensation expense represented $11.7 million for 2015 and $15.5 million for 2014. Including non-cash expenses, G&A expense for 2015 was $31.4 million as compared to G&A expense of $40.0 million during 2014 due to the reasons noted above.

Restricted Cash Awards:  Restricted cash award expense was $0.4 million for the fourth quarter and $1.2 million for the year ended December 31, 2015. There was no related expense during 2014. On a per-unit basis, restricted cash award expense was $0.51 per Boe and $0.26 per Boe in the fourth quarter and the year ended December 31, 2015, respectively.  The 2015 expense is a result of the grants of time- and performance-based restricted cash awards under our long-term incentive program.  The time-based awards will vest and be expensed ratably over three years.  The performance-based awards will vest ratably over three years and based upon stock price performance criteria but their fair value will be remeasured at each period-end over their ten-year life.

Capital Expenditures:  During the quarter ended December 31, 2015, Resolute incurred oil and gas related capital expenditures of approximately $15.9 million, excluding customary purchase price adjustments related to divestitures of $233 million and capitalized interest of $0.4 million.   During 2015, Resolute incurred oil and gas related capital expenditures of approximately $53.9 million, excluding divestitures of $275 million and capitalized interest of $6.0 million.  These capital investments were directed principally toward completion projects in the Permian Basin and the Company’s ongoing tertiary recovery projects in Aneth Field.

Liquidity and Capital Resources: Outstanding indebtedness at December 31, 2015, consisted of $0 million in revolving credit facility debt, $128.3 million under the second lien term loan and $400 million of senior notes.  The borrowing base under the revolving credit facility at December 31, 2015, was $145 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Years Ended December 31,
	2015	2014	2013
Revenue:
Oil	$137,893	$293,970	$321,047
Gas	12,628	26,254	21,444
Natural gas liquids	4,123	9,147	7,288
Total revenue	154,644	329,371	349,779
Operating expenses:
Lease operating	79,393	112,683	103,276
Production and ad valorem taxes	19,985	37,216	40,402
Depletion, depreciation, amortization, and asset retirement obligation accretion	94,338	132,154	116,344
Impairment of proved oil and gas properties	705,000	120,000	188,000
General and administrative	31,447	39,992	35,625
Restricted cash awards	1,185	—	—
Total operating expenses	931,348	442,045	483,647
Loss from operations	(776,704)	(112,674)	(133,868)
Other income (expense):
Interest expense, net	(64,358)	(31,489)	(29,302)
Commodity derivative instruments gain (loss)	76,492	118,141	(15,336)
Other income (expense)	(63)	32	21
Total other income (expense)	12,071	86,684	(44,617)
Loss before income taxes	(764,633)	(25,990)	(178,485)
Income tax benefit	22,354	4,140	64,679
Net loss	$(742,279)	$(21,850)	$(113,806)
Net loss per common share:
Basic and diluted	$(9.91)	$(0.30)	$(1.67)
Weighted average common shares outstanding:
Basic and diluted	74,932	73,798	68,260

Reconciliation of Loss to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)
Net loss	$(92,180)	$(17,148)	$(742,279)	$(21,850)
Adjustments:
Interest expense, net	21,039	8,275	64,358	31,489
Income tax benefit	—	(3,720)	(22,354)	(4,140)
Depletion, depreciation, amortization and asset retirement obligation accretion	13,924	35,640	94,338	132,154
Impairment of proved oil and gas properties	77,000	120,000	705,000	120,000
Stock-based compensation	3,393	4,485	12,371	16,331
Mark-to-market (gain) loss	4,137	(108,714)	16,658	(123,129)
Total adjustments	119,493	55,968	870,371	172,705
Adjusted EBITDA	$27,313	$38,820	$128,092	$150,855

Earnings Call Information

Resolute will host an investor call on March 8, 2016, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada.  The conference call I.D. number is 10081895. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through March 15, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S.  The conference call I.D. number is 10081895.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding anticipated capital expenditures in 2016; anticipated lease operating expenses and general and administrative expenses (including any improvement or future sustainability thereof); our financial condition and management of the Company in the current commodity price environment; future financial and operating results; liquidity and availability of capital; future infrastructure and other capital projects; future production, reserve growth and decline rates; our intention to evaluate and pursue delevering and liquidity enhancing transactions, including midstream monetizations, restructuring of our debt facilities, joint ventures and asset sales; our expectations regarding a reduction in the borrowing base under our revolving credit facility; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the

Navajo Nation and the local communities in the areas in which Resolute operates; cyber security risks; and the risks associated with potential NYSE delisting.  Actual results may differ materially from those contained in the forward looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Finally, production rates, including 24 hour and 30 day IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history.  Also, different operators have different operating philosophies, particularly early in the life of a well.  Finally, the way we calculate and report 24 hour and 30 day IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable.  As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 7, 2016, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com